Artisan Partners Asset Management Inc. Reports 1Q22 Results
Milwaukee, WI - April 26, 2022 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three months ended March 31, 2022, and declared a quarterly dividend.
Chief Executive Officer, Eric Colson, said, "Artisan Partners is a platform for creative and entrepreneurial investment talent. Since 1995, we have recruited, resourced and partnered with talented investment leaders to build, launch and evolve sustainable investment franchises. We have successfully executed this process for the benefit of clients and shareholders across time and asset classes and through market cycles. While each franchise takes its own path, we have a stated set of franchise characteristics we seek to achieve and a disciplined process for achieving them.
"Applied consistently, our business model builds business value that translates into economic value. Economic value fluctuates based on market conditions and behaviors in the short term, but aligns with business value over the long term. Our business value is driven by Who We Are as a talent-driven investment firm. We re-enforce and manage to Who We Are to produce an outcome—business value.
"The establishment of our newest investment team, Artisan EMsights Capital Group, and the recent launch of the team’s first two strategies, Global Unconstrained and Emerging Markets Debt Opportunities, are real-time examples of how we execute our strategy to build business value.
"EMsights Capital Group founding members Michael Cirami, Sarah Orvin, and Michael O’Brien joined us in September 2021. Since they joined, we have worked with them to assemble a diverse team of 11 investment professionals, including portfolio managers, research analysts, and a trading team. We located the group inside their own four walls in Boston, where they want to be. We have built customized research management tools, stood up new order management and trade execution technology, and established local market access in over 100 developed, emerging and frontier countries at initial launch. We seeded their first two strategies. And we recruited and hired a proven distribution leader who has deep experience building an emerging markets debt business like the one we plan to build with the EMsights Group.
"Emerging markets debt brings together a number of attractive investment and business characteristics. A large and growing investment opportunity set of securities to differentiate from the index and peers. A large addressable market of sophisticated investors and allocators to build a long duration client base with attractive fees. And a limited supply of investment talent with the experience, resources and degrees of freedom possessed by the Artisan EMsights Capital Group.
"We believe there are few firms that provide investment talent an entrepreneurial opportunity in a complex asset class with institutional quality resources, distribution and management. Our consistency and repeatability has built a brand and moat that are difficult to replicate. Developing and sustaining a healthy investment franchise takes time.
"We have designed our business to withstand and take advantage of short-term market and commercial volatility. During the first quarter, our AUM declined from $174.8 billion to $159.6 billion, primarily driven by declines in global equity markets. Year over year, our adjusted operating income declined from $121.8 million in the first quarter of 2021 to $106.1 million in the first quarter of this year, reflecting the decline in AUM as well as long-term investments we are making in our business, including the Artisan EMsights Capital Group.
"Since 2012, we have doubled our number of investment teams from five to 10, doubled our number of investment strategies from 12 to 24, expanded from a single asset class to multiple asset classes, significantly enhanced the instruments, markets and vehicles we support, and increased our distribution capabilities across digital, geographies and channels. Over that period, assets under management and revenues doubled and (inclusive of the dividend we are declaring today) we have distributed dividends per share of $30.31, exceeding our 2013 IPO price of $30 per share.
"We will remain focused on growing business value, confident that economic outcomes will follow over the long term."

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$159.6	$174.8	$162.9
Average	162.2	175.9	162.9

Consolidated Financial Results (GAAP)
Revenues	$281.6	$315.0	$290.7
Operating income	107.0	137.8	121.8
Operating margin	38.0%	43.7%	41.9%
Net income attributable to Artisan Partners Asset Management Inc.	$65.4	$84.6	$77.3
Basic earnings per share	0.90	1.25	1.19
Diluted earnings per share	0.90	1.25	1.19

Adjusted[1] Financial Results
Adjusted operating income	$106.1	$137.8	$121.8
Adjusted operating margin	37.7%	43.8%	41.9%
Adjusted EBITDA[2]	$107.9	$140.6	$123.5
Adjusted net income	78.0	102.4	89.8
Adjusted net income per adjusted share	0.98	1.29	1.13

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

March 2022 Quarter Compared to December 2021 Quarter
AUM declined to $159.6 billion at March 31, 2022, a decrease of $15.2 billion, or 9%, compared to $174.8 billion at December 31, 2021, primarily due to global market declines. For the quarter, average AUM decreased 8% to $162.2 billion from $175.9 billion in the December 2021 quarter.
Revenues of $281.6 million in the March 2022 quarter decreased $33.4 million, or 11%, from $315.0 million in the December 2021 quarter, primarily due to lower average AUM and two fewer calendar days in the March 2022 quarter.
Operating expenses of $174.6 million in the March 2022 quarter decreased $2.6 million, or 1%, from $177.2 million in the December 2021 quarter, primarily as a result of a decline in incentive compensation expense as a result of lower revenues, partially offset by higher seasonal expenses, which include employer funded retirement and health care contributions, payroll taxes, and non-employee director compensation and increased non-seasonal compensation costs.
GAAP operating margin was 38.0% in the March 2022 quarter compared to 43.7% in the December 2021 quarter. Adjusted operating margin was 37.7% in the March 2022 quarter compared to 43.8% in the December 2021 quarter.
Within non-operating income (expense), investment gains (losses) are comprised of net investment gain (loss) of consolidated investment products and certain other net investment gain (loss). Investment losses were $3.6 million in the March 2022 quarter, compared to gains of $1.5 million in the December 2021 quarter. Artisan's portion of investment gains (losses), which is reduced by income attributable to third party shareholders of consolidated investment products, was a loss of $5.1 million in the March 2022 quarter, compared to a gain of $0.4 million in the December 2021 quarter.
GAAP net income was $65.4 million, or $0.90 per basic and diluted share, in the March 2022 quarter, compared to GAAP net income of $84.6 million, or $1.25 per basic and diluted share in the December 2021 quarter. Adjusted net income was $78.0 million, or $0.98 per adjusted share, in the March 2022 quarter, compared to adjusted net income of $102.4 million, or $1.29 per adjusted share, in the December 2021 quarter.

March 2022 Quarter Compared to March 2021 Quarter
AUM at March 31, 2022, was $159.6 billion, down from $162.9 billion at March 31, 2021. The change in AUM over the one-year period was due to a slight decline in investment returns and $2.3 billion of Artisan Funds' distributions not reinvested, offset in part, by client cash inflows. Average AUM for the March 2022 quarter was $162.2 billion, which is consistent with average AUM for the March 2021 quarter.
Revenues of $281.6 million in the March 2022 quarter decreased $9.1 million, or 3%, from $290.7 million in the March 2021 quarter, primarily due to a decrease in performance fee revenue.
Operating expenses of $174.6 million in the March 2022 quarter increased $5.7 million, or 3%, from $168.9 million in the March 2021 quarter, reflecting increased travel, occupancy and technology costs. Compensation and benefits expenses increased slightly despite the decline in revenues as fixed compensation costs increased reflecting merit increases, additional headcount (including the EMsights Capital Group team) and higher long-term incentive expense.
GAAP operating margin was 38.0% in the March 2022 quarter, compared to 41.9% in the March 2021 quarter. Adjusted operating margin was 37.7% in the March 2022 quarter compared to 41.9% in the March 2021 quarter.
Within non-operating income (expense), investment gains (losses) are comprised of net investment gain (loss) of consolidated investment products and certain other net investment gain (loss). Investment losses were $3.6 million in the March 2022 quarter, compared to gains of $7.1 million in the March 2021 quarter. Artisan's portion of investment gains (losses), which is reduced by income attributable to third party shareholders of consolidated investment products, was a loss of $5.1 million in the March 2022 quarter, compared to a gain of $3.3 million in the March 2021 quarter.
GAAP net income was $65.4 million, or $0.90 per basic and diluted share, in the March 2022 quarter, compared to GAAP net income of $77.3 million, or $1.19 per basic and diluted share, in the March 2021 quarter. Adjusted net income was $78.0 million, or $0.98 per adjusted share, in the March 2022 quarter, compared to adjusted net income of $89.8 million, or $1.13 per adjusted share, in the March 2021 quarter.
Capital Management & Balance Sheet
Cash and cash equivalents were $187.5 million at March 31, 2022, compared to $189.2 million at December 31, 2021. The Company paid a variable quarterly dividend of $1.03 per share of Class A common stock and a special dividend of $0.72 per share of Class A common stock during the March 2022 quarter. The Company had total borrowings of $200.0 million at March 31, 2022 and December 31, 2021.

During the March 2022 quarter, the Company invested $48 million of cash to fund franchise capital long-term incentive awards that were approved in January 2022.
During the March 2022 quarter, limited partners of Artisan Partners Holdings exchanged 96,835 common units for 96,835 Class A common shares. The exchange increased the Company’s public float of Class A common stock by 96,835 shares, or 0.1%.
Total stockholders’ equity was $251.9 million at March 31, 2022, compared to $296.0 million at December 31, 2021. The Company had 67.4 million Class A common shares outstanding at March 31, 2022. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.3X at March 31, 2022.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.76 per share of Class A common stock with respect to the March 2022 quarter. The variable quarterly dividend represents approximately 80% of the cash generated in the March 2022 quarter and will be paid on May 31, 2022, to shareholders of record as of the close of business on May 17, 2022. Based on our projections and subject to change, we expect some portion of the 2022 dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. We expect cash generation will generally equal adjusted net income plus long-term incentive compensation expense, less cash reserved for future franchise capital awards (which we expect will approximate 4% of investment management revenues each quarter), with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on April 27, 2022 at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10164470. A replay of the call will be available until May 4, 2022 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 4113409. An audio recording will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation, the long-term impact of the COVID-19 pandemic, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 22, 2022, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Assets Under Management (AUM) refers to the assets of pooled vehicles and accounts to which Artisan Partners provides investment services. Artisan Partners’ AUM as reported here includes assets for which Artisan Partners does not have investment discretion, including certain assets for which we earn only investment-related service fees. Non-discretionary assets are reported on a one-month lag. Artisan’s definition of AUM is not based on any definition of Assets Under Management contained in the ADV or in any of Artisan’s fund management agreements.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain Artisan composite returns may be represented by a single account.
In these materials, we present Value Added, which is the difference, in basis points, between an Artisan strategy's average annual return and the return of its respective benchmark. We may also present Excess Returns (alpha), which are an estimate of the amount in dollars by which Artisan's investment strategies have outperformed or underperformed their respective benchmark. Excess Returns are calculated by (i) multiplying a strategy's beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees) and the benchmark for the ensuing year and (ii) summing all strategies' Excess Returns for each year calculated. Market Returns include all changes in AUM not included in Excess Returns or client cash flows. The benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is generally the market index most commonly used by our clients to compare the performance of the relevant strategy. Prior to the June 2021 quarter, the Credit Opportunities strategy, which is benchmark agnostic, used the ICE BofA U.S. High Yield Master II Total Return Index. Since that time, the Credit Opportunities strategy has used the ICE BofA US Dollar LIBOR 3-month Constant Maturity Index, which is the market index used by Company’s management to evaluate the performance of the strategy.

Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Discovery / Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA U.S. High Yield Master II Total Return Index; Credit Opportunities Strategy-ICE BofA US Dollar LIBOR 3-month Constant Maturity Index; Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy / Value Income Strategy-S&P 500® Index; Artisan International Explorer Strategy-MSCI All Country World Ex USA Small Cap Index; China Post-Venture Strategy-MSCI China SMID Cap Index; Floating Rate Strategy-Credit Suisse Leveraged Loan Total Return Index; Global Unconstrained Strategy-ICE BofA 3-month Treasury Bill Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan composite or a market index and the aggregated results are hypothetical.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$175.5	$196.9	$176.7
Separate accounts and other	105.9	116.0	107.3
Performance fees	0.2	2.1	6.7
Total revenues	281.6	315.0	290.7

Operating expenses
Compensation and benefits	139.9	143.3	139.5
Distribution, servicing and marketing	7.1	8.0	7.6
Occupancy	6.6	5.6	5.2
Communication and technology	11.8	11.8	9.8
General and administrative	9.2	8.5	6.8
Total operating expenses	174.6	177.2	168.9
Operating income	107.0	137.8	121.8
Interest expense	(2.7)	(2.7)	(2.7)
Net gain (loss) on the tax receivable agreements	0.5	—	—
Net investment gain (loss) of consolidated investment products	1.2	1.7	6.9
Other net investment gain (loss)	(4.8)	(0.2)	0.2
Total non-operating income (expense)	(5.8)	(1.2)	4.4
Income before income taxes	101.2	136.6	126.2
Provision for income taxes	18.8	29.0	21.6
Net income before noncontrolling interests	82.4	107.6	104.6
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	15.6	22.8	23.6
Less: Net income attributable to noncontrolling interests - consolidated investment products	1.4	0.2	3.7
Net income attributable to Artisan Partners Asset Management Inc.	$65.4	$84.6	$77.3

Basic earnings per share - Class A common shares	$0.90	$1.25	$1.19
Diluted earnings per share - Class A common shares	$0.90	$1.25	$1.19

Average shares outstanding
Class A common shares	62.0	60.9	58.7
Unvested restricted share-based awards	5.4	5.4	5.4
Total average shares outstanding	67.4	66.3	64.1

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$65.4	$84.6	$77.3
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	15.6	22.8	23.6
Add back: Provision for income taxes	18.8	29.0	21.6
Add back: Compensation expense related to market valuation changes in compensation plans	(0.9)	—	—
Add back: Net (gain) loss on the tax receivable agreements	(0.5)	—	—
Add back: Net investment (gain) loss of investment products attributable to APAM	5.1	(0.4)	(3.3)
Less: Adjusted provision for income taxes	25.5	33.6	29.4
Adjusted net income (Non-GAAP)	$78.0	$102.4	$89.8

Average shares outstanding
Class A common shares	62.0	60.9	58.7

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.5	5.5	5.4
Artisan Partners Holdings LP units outstanding (noncontrolling interest)	12.3	13.2	15.1
Adjusted shares	79.8	79.6	79.2

Basic earnings per share (GAAP)	$0.90	$1.25	$1.19
Diluted earnings per share (GAAP)	$0.90	$1.25	$1.19
Adjusted net income per adjusted share (Non-GAAP)	$0.98	$1.29	$1.13

Operating income (GAAP)	$107.0	$137.8	$121.8
Add back: Compensation expense related to market valuation changes in compensation plans	(0.9)	—	—
Adjusted operating income (Non-GAAP)	$106.1	$137.8	$121.8

Operating margin (GAAP)	38.0%	43.7%	41.9%
Adjusted operating margin (Non-GAAP)	37.7%	43.8%	41.9%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$65.4	$84.6	$77.3
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	15.6	22.8	23.6
Add back: Compensation expense related to market valuation changes in compensation plans	(0.9)	—	—
Add back: Net (gain) loss on the tax receivable agreements	(0.5)	—	—
Add back: Net investment (gain) loss of investment products attributable to APAM	5.1	(0.4)	(3.3)
Add back: Interest expense	2.7	2.7	2.7
Add back: Provision for income taxes	18.8	29.0	21.6
Add back: Depreciation and amortization	1.7	1.9	1.6
Adjusted EBITDA (Non-GAAP)	$107.9	$140.6	$123.5

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state, and local income statutory tax rates. The adjusted tax rate was 24.7% for all periods presented.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated investment products and nonconsolidated investment products, including investments held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.

Exhibit 3
Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	March 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$187.5	$189.2
Accounts receivable	122.5	115.9
Investment securities	105.7	47.9
Deferred tax assets	490.2	497.9
Assets of consolidated investment products	194.9	212.3
Operating lease assets	101.0	88.6
Other	55.4	56.2
Total assets	$1,257.2	$1,208.0

Liabilities and equity
Accounts payable, accrued expenses, and other	$127.0	$36.6
Borrowings	199.5	199.4
Operating lease liabilities	112.9	100.3
Amounts payable under tax receivable agreements	425.9	425.4
Liabilities of consolidated investment products	32.9	39.3
Total liabilities	898.2	801.0

Redeemable noncontrolling interests	107.1	111.0
Total stockholders’ equity	251.9	296.0
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,257.2	$1,208.0

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2021	2021

Beginning assets under management	$174,754	$173,623	$157,776	0.7%	10.8%
Gross client cash inflows	8,881	7,911	10,107	12.3%	(12.1)%
Gross client cash outflows	(8,182)	(8,696)	(8,704)	5.9%	6.0%
Net client cash flows[1]	699	(785)	1,403	189.0%	(50.2)%
Artisan Funds' distributions not reinvested[2]	(44)	(2,181)	(37)	98.0%	(18.9)%
Investment returns and other	(15,788)	4,097	3,741	(485.4)%	(522.0)%
Ending assets under management	$159,621	$174,754	$162,883	(8.7)%	(2.0)%
Average assets under management	$162,155	$175,872	$162,907	(7.8)%	(0.5)%

1 Net client cash flows excludes Artisan Funds' income and capital gain distributions that were not reinvested.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team										By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	EMsights Capital Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and Other [1]	Total
March 31, 2022
Beginning assets under management	$52,434	$32,998	$8,053	$31,816	$26,744	$1,173	$8,157	$8,102	$5,277	$—	$174,754	$84,363	$90,391	$174,754
Gross client cash inflows	1,871	1,129	251	2,667	910	72	766	699	506	10	8,881	6,370	2,511	8,881
Gross client cash outflows	(2,085)	(1,709)	(317)	(1,027)	(990)	(43)	(685)	(1,044)	(282)	—	(8,182)	(6,189)	(1,993)	(8,182)
Net client cash flows[2]	(214)	(580)	(66)	1,640	(80)	29	81	(345)	224	10	699	181	518	699
Artisan Funds' distributions not reinvested[3]	—	—	—	—	—	—	(44)	—	—	—	(44)	(44)	—	(44)
Investment returns and other[5]	(7,612)	(4,168)	(101)	(875)	(591)	(176)	(127)	(1,560)	(578)	—	(15,788)	(7,612)	(8,176)	(15,788)
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	—	(40)	40	—
Ending assets under management	$44,608	$28,250	$7,886	$32,581	$26,073	$1,026	$8,067	$6,197	$4,923	$10	$159,621	$76,848	$82,773	$159,621
Average assets under management[6]	$45,274	$29,577	$7,875	$32,209	$26,411	$1,094	$8,133	$6,699	$4,880	$10	$162,155	$78,442	$83,713	$162,155

December 31, 2021
Beginning assets under management	$53,180	$33,817	$7,779	$29,975	$25,773	$982	$8,258	$9,333	$4,526	$—	$173,623	$85,392	$88,231	$173,623
Gross client cash inflows	2,094	759	150	2,131	942	132	515	688	500	—	7,911	5,397	2,514	7,911
Gross client cash outflows	(3,348)	(1,524)	(271)	(919)	(871)	(21)	(561)	(1,033)	(148)	—	(8,696)	(5,513)	(3,183)	(8,696)
Net client cash flows[2]	(1,254)	(765)	(121)	1,212	71	111	(46)	(345)	352	—	(785)	(116)	(669)	(785)
Artisan Funds' distributions not reinvested[3]	(302)	(545)	(47)	(701)	(46)	—	(103)	(286)	(151)	—	(2,181)	(2,181)	—	(2,181)
Investment returns and other[5]	810	491	442	1,330	946	80	48	(600)	550	—	4,097	1,367	2,730	4,097
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	—	(99)	99	—
Ending assets under management	$52,434	$32,998	$8,053	$31,816	$26,744	$1,173	$8,157	$8,102	$5,277	$—	$174,754	$84,363	$90,391	$174,754
Average assets under management	$53,742	$33,508	$7,979	$30,838	$26,545	$1,070	$8,191	$9,100	$4,899	$—	$175,872	$85,945	$89,927	$175,872

March 31, 2021
Beginning assets under management	$52,685	$32,056	$7,149	$24,123	$22,417	$679	$6,338	$8,853	$3,476	$—	$157,776	$74,746	$83,030	$157,776
Gross client cash inflows	2,157	1,524	90	2,318	1,230	71	920	1,360	437	—	10,107	7,601	2,506	10,107
Gross client cash outflows	(3,123)	(1,197)	(445)	(1,514)	(1,283)	(16)	(361)	(678)	(87)	—	(8,704)	(5,021)	(3,683)	(8,704)
Net client cash flows[2]	(966)	327	(355)	804	(53)	55	559	682	350	—	1,403	2,580	(1,177)	1,403
Artisan Funds' distributions not reinvested[3]	—	—	—	—	—	—	(37)	—	—	—	(37)	(37)	—	(37)
Investment returns and other[5]	(1,255)	(57)	919	2,086	2,104	1	150	(280)	73	—	3,741	1,537	2,204	3,741
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	—	(37)	37	—
Ending assets under management	$50,464	$32,326	$7,713	$27,013	$24,468	$735	$7,010	$9,255	$3,899	$—	$162,883	$78,789	$84,094	$162,883
Average assets under management	$53,049	$32,541	$7,426	$25,842	$23,147	$744	$6,737	$9,643	$3,778	$—	$162,907	$78,311	$84,596	$162,907

______________________________________

1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of March 31, 2022, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $87 million.
2 Net client cash flows excludes Artisan Funds' income and capital gain distributions that were not reinvested.
3 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
4 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
5 Returns for periods less than one year are not annualized.
6 For the EMsights Capital Group, average assets under management is for the day of March 31, 2022, when the team’s strategy began investment operations.

Exhibit 6

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of March 31, 2022
(unaudited)

	Composite Inception Date							Average Annual Value-Added [3] Since Inception (bps)
		Strategy AUM (in $MM)[2]	Average Annual Total Returns (%)
Investment Team and Strategy			1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$23,468	1.60%	18.42%	16.42%	14.44%	12.00%	549
MSCI All Country World Index			7.28%	13.74%	11.64%	9.99%	6.51%
Global Discovery Strategy	9/1/2017	$2,061	1.78%	20.89%	---	---	18.62%	764
MSCI All Country World Index			7.28%	13.74%	---	---	10.98%
U.S. Mid-Cap Growth Strategy	4/1/1997	$14,451	(3.42)%	20.05%	18.28%	14.45%	15.64%	563
Russell Midcap® Index			6.92%	14.88%	12.61%	12.85%	10.75%
Russell Midcap® Growth Index			(0.89)%	14.79%	15.09%	13.51%	10.01%
U.S. Small-Cap Growth Strategy	4/1/1995	$4,628	(20.39)%	12.42%	16.23%	14.09%	11.26%	322
Russell 2000® Index			(5.79)%	11.73%	9.74%	11.03%	9.42%
Russell 2000® Growth Index			(14.33)%	9.87%	10.32%	11.20%	8.04%
Global Equity Team
Global Equity Strategy	4/1/2010	$2,385	(7.85)%	11.68%	13.94%	12.58%	12.32%	294
MSCI All Country World Index			7.28%	13.74%	11.64%	9.99%	9.38%
Non-U.S. Growth Strategy	1/1/1996	$17,446	(4.02)%	7.40%	8.43%	7.35%	9.64%	468
MSCI EAFE Index			1.16%	7.78%	6.71%	6.27%	4.96%
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$8,220	(6.72)%	14.33%	---	---	18.35%	720
MSCI All Country World Index Ex USA Small Mid Cap			(1.31)%	8.53%	---	---	11.15%
China Post-Venture Strategy	4/1/2021	$199	---	---	---	---	(23.33)%	603
MSCI China SMID Cap Index			---	---	---	---	(29.36)%
U.S. Value Team
Value Equity Strategy	7/1/2005	$4,135	11.61%	16.73%	11.90%	11.59%	9.50%	124
Russell 1000® Index			13.27%	18.69%	15.81%	14.52%	10.55%
Russell 1000® Value Index			11.67%	13.01%	10.28%	11.69%	8.26%
U.S. Mid-Cap Value Strategy	4/1/1999	$3,741	8.57%	14.20%	10.03%	10.54%	12.74%	266
Russell Midcap® Index			6.92%	14.88%	12.61%	12.85%	10.03%
Russell Midcap® Value Index			11.45%	13.67%	9.99%	12.01%	10.08%
Value Income Strategy	3/1/2022	$10	---	---	---	---	0.52%	(319)
S&P 500 Market Index			---	---	---	---	3.71%
International Value Team
International Value Strategy	7/1/2002	$32,556	6.02%	12.91%	9.70%	10.29%	11.80%	563
MSCI EAFE Index			1.16%	7.78%	6.71%	6.27%	6.17%
International Explorer Strategy[4]	11/1/2020	$25	10.04%	---	---	---	32.20%	1,274
MSCI All Country World Index Ex USA Small Cap (Net)			0.03%	---	---	---	19.46%
Global Value Team
Global Value Strategy	7/1/2007	$25,663	4.47%	11.53%	9.66%	11.12%	8.87%	278
MSCI All Country World Index			7.28%	13.74%	11.64%	9.99%	6.09%
Select Equity Strategy	3/1/2020	$410	2.61%	---	---	---	16.73%	(798)
S&P 500 Market Index			15.65%	---	---	---	24.71%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$1,026	(15.93)%	4.61%	6.62%	4.46%	5.58%	44
MSCI Emerging Markets Index			(11.37)%	4.93%	5.97%	3.36%	5.14%
Credit Team
High Income Strategy	4/1/2014	$7,888	3.17%	8.13%	7.35%	---	7.49%	291
ICE BofA US High Yield Master II Total Return Index			(0.29)%	4.39%	4.56%	---	4.58%
Credit Opportunities Strategy	7/1/2017	$128	11.99%	18.51%	---	---	14.09%	1,273
ICE BofA US Dollar LIBOR 3-month Constant Maturity			0.05%	1.02%	---	---	1.36%
Floating Rate Strategy[5]	1/1/2022	$51	---	---	---	---	(0.47)%	(37)
Credit Suisse Leveraged Loan Total Return Index			---	---	---	---	(0.10)%
Developing World Team
Developing World Strategy	7/1/2015	$6,197	(24.25)%	16.47%	15.24%	---	12.93%	817
MSCI Emerging Markets Index			(11.37)%	4.93%	5.97%	---	4.76%

Antero Peak Group
Antero Peak Strategy	5/1/2017	$3,803	9.41%	20.05%	---	---	23.74%	771
S&P 500 Market Index			15.65%	18.91%	---	---	16.03%
Antero Peak Hedge Strategy	11/1/2017	$1,120	6.09%	15.56%	---	---	16.02%	31
S&P 500 Market Index			15.65%	18.91%	---	---	15.71%
EMsights Capital Group
Global Unconstrained Strategy[6]	4/1/2022	$10	---	---	---	---	---	—
ICE BofA 3-month Treasury Bill Index			---	---	---	---	---

Total Assets Under Management		$159,621
______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 11% of our assets under management at March 31, 2022, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $87 million.
3 Value-added is the amount, in basis points, by which the average annual gross composite return of each of our strategies has outperformed or underperformed its respective benchmark. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized. The High Income strategy holds loans and other security types that are not included in its benchmark, which, at times, causes material differences in relative performance. The Credit Opportunities strategy is benchmark agnostic and has been compared to the 3-month LIBOR for reference purposes only. The Antero Peak and Antero Peak Hedge strategies' investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio’s return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future.
4 Effective March 30, 2022, the International Small Cap Value strategy was re-named the International Explorer strategy.
5 The Floating Rate strategy launched on December 1, 2021.
6 The Global Unconstrained strategy composite performance began on April 1, 2022. As a result, there is not a performance track record as of March 31, 2022.